Exhibit (a)(1)(i)

NOTICE OF DESIGNATED EVENT AND OFFER TO PURCHASE

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

Offer to Purchase for Cash Any and All of the Outstanding
3¼% Convertible Notes due 2023
(CUSIP Nos. 203349AB1; 203349AA3)
and
2005 Series A 3¼% Convertible Notes due 2023
(CUSIP No. 203349AC9)

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 20, 2007, UNLESS EXTENDED OR EARLIER TERMINATED PURSUANT TO A REQUIREMENT OF APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, REFERRED TO AS THE “DESIGNATED EVENT EXPIRATION TIME”). HOLDERS MUST TENDER THEIR NOTES IN THE MANNER DESCRIBED BELOW ON OR PRIOR TO THE DESIGNATED EVENT EXPIRATION TIME TO RECEIVE THE PURCHASE PRICE. NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE DESIGNATED EVENT EXPIRATION TIME.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of (i) the Indenture dated as of July 18, 2003, between Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (referred to as the “Company”, “Commonwealth”, “we”, “us” or “our”), and The Bank of New York, as Trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of March 8, 2007 (the “2003 Supplemental Indenture”), among Commonwealth, Citizens Communications Company, a Delaware corporation (“Citizens”), and the Trustee (the “2003 Indenture”) and (ii) the Indenture dated as of August 3, 2005, between Commonwealth and the Trustee, as amended by the First Supplemental Indenture dated as of March 8, 2007 (the “2005 Supplemental Indenture”, and, together with the 2003 Supplemental Indenture, the “Supplemental Indentures”), among Commonwealth, Citizens and the Trustee (the “2005 Indenture” and, together with the 2003 Indenture, the “Indentures”), that a “Designated Event” (as defined in the Indentures) occurred on March 8, 2007 as a result of the merger (the “Merger”) of CF Merger Corp., a Delaware corporation and a wholly owned subsidiary of Citizens (“Merger Sub”), with and into Commonwealth, with Commonwealth surviving as a wholly owned subsidiary of Citizens pursuant to the Agreement and Plan of Merger dated as of September 17, 2006 (the “Merger Agreement”), among Commonwealth, Citizens and Merger Sub. As a result of the Designated Event and as required by the applicable Indenture, Commonwealth is offering each holder of (i) Commonwealth’s 3 1/4% Convertible Notes due 2023 (such series, the “2003 Notes”) and (ii) Commonwealth’s 2005 Series A 3 1/4% Convertible Notes due 2023 (such series, the “2005 Notes” and, together with the 2003 Notes, the “Notes”) the option to have such holder’s Notes repurchased by Commonwealth, upon and subject to the terms and conditions of this Notice of Designated Event and Offer to Purchase (as amended and supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”). In accordance with the Indentures, Commonwealth is offering to purchase each $1,000 principal amount of the Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Designated Event Repurchase Date, which will be April 23, 2007, unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law. The offer to purchase the Notes on the terms set forth in this Offer to Purchase and the Letter of Transmittal is referred to herein as the “Offer.”

This Notice of Designated Event and Offer to Purchase is being sent to you pursuant to the applicable Indenture and constitutes (i) a “Designated Event Notice” referenced in Section 3.05 of such Indenture, (ii) a notice of execution of the 2003 Supplemental Indenture pursuant to Section 15.06 of the 2003 Indenture and (iii) a notice of execution of the 2005 Supplemental Indenture pursuant to Section 15.07(b) of the 2005 Indenture.

In the Merger, each share of common stock of Commonwealth was converted into (i) $31.31 in cash and (ii) 0.768 shares of Citizens common stock. As a result of the Merger, (i) subject to and upon compliance with the provisions of the 2003 Indenture, each $1,000 principal amount of the 2003 Notes is now convertible at the option of the holder into (a) $804.84 in cash and (b) 0.768 shares of Citizens common stock multiplied by the Conversion Rate then in effect (as such term is defined in the 2003 Supplemental Indenture), and (ii) subject to and upon compliance with the provisions of the 2005 Indenture, each $1,000 principal amount of the 2005 Notes is now convertible at the option of the holder into (a) $804.84 in cash and (b) 0.768 shares of Citizens common stock multiplied by the Conversion Rate then in effect (as such term is defined in the 2005 Supplemental Indenture) (the “2005 Conversion Consideration”), subject to Commonwealth’s right to elect to deliver cash or a combination of cash and Citizens common stock in lieu of Citizens common stock then constituting a portion of such 2005 Conversion Consideration. Commonwealth has notified the Trustee that it has elected to deliver cash in lieu of Citizens common stock constituting a portion of the 2005 Conversion Consideration to the holders exercising their conversion rights with respect to the 2005 Notes. The current Conversion Rate is 26.1451 per $1,000 principal amount of the Notes. Additionally, in connection with the Merger and pursuant to the terms of the Supplemental Indentures, Citizens unconditionally guaranteed all of Commonwealth’s obligations under the Notes and the Indentures, including any payments with respect to the Offer. On March 22, 2007, the last reported sale price of Citizens common stock (into which the Notes are partially convertible) on the New York Stock Exchange was $14.61. Fractional shares of Citizens common stock will not be issued upon conversion of the Notes. Instead, Citizens will pay cash for any fractional shares of Citizens common stock holders would otherwise have received. See “Section 6. Conversion Rights with Respect to the Notes.” Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Offer.

Holders are urged to review this Offer to Purchase and consult with their own legal, financial and tax advisors before deciding whether to tender their Notes in the Offer. Neither Citizens, Commonwealth, nor any of their respective affiliates, officers or directors nor the Trustee nor the paying agent makes any recommendation as to whether or not holders should tender Notes pursuant to the Offer.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is March 23, 2007.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and the Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained or incorporated by reference herein is current as of any time subsequent to the date of this Offer to Purchase, or the date of any documents incorporated by reference, as applicable.

Commonwealth and its affiliates, including its executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Offer for ten business days after the Designated Event Expiration Time. Following that time, Commonwealth and its affiliates expressly reserve the absolute right, in their sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased by Commonwealth or any of its affiliates pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as Commonwealth or such affiliate may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Commonwealth and its affiliates cannot assure you as to which, if any, of these alternatives, or combination thereof, they will pursue.

SUMMARY

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Notes. You should read the entire Offer to Purchase and the Letter of Transmittal before making your decision to tender your Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic elsewhere in this Offer to Purchase.

Who is offering to buy my Notes?

Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation, is the original issuer of the Notes and is offering to purchase the Notes. Commonwealth Telephone Enterprises, Inc. is referred to as the “Company”, “Commonwealth”, “we”, “us” or “our” in this Summary. We became a wholly owned subsidiary of Citizens Communications Company on March 8, 2007, as the result of the merger of a wholly owned subsidiary of Citizens with and into us. See “Section 4. Certain Information Concerning the Offeror.”

What securities are you offering to purchase in the Offer?

We are offering to purchase any and all of our outstanding 3 1/4% Convertible Notes due 2023 and our 2005 Series A 3 1/4% Convertible Notes due 2023. As of March 21, 2007, there were $27,736,000 and $29,938,000 in aggregate principal amount of such series of the Notes outstanding, respectively, for which conversion notices have not been received. We issued the Notes under the Indentures. Pursuant to the Supplemental Indentures, Citizens guaranteed all of our obligations under the Indentures and the Notes, including any payments with respect to the Offer.

Are there any conditions to the Offer?

The only conditions to the Offer are (i) the timely and proper delivery and tender of any Notes in accordance with the terms of this Offer to Purchase and (ii) that the Offer must comply with applicable law. See “Section 12. Conditions of the Offer.” The Offer is not conditioned upon the tender of a minimum amount of Notes and is not subject to any financing condition.

Why are you offering to purchase my Notes?

We are offering to purchase the Notes to satisfy our contractual obligation under each Indenture to offer to repurchase the applicable Notes after a Designated Event (as defined in the Indentures). A “Designated Event” occurred on March 8, 2007 when, pursuant to the Merger Agreement, Merger Sub merged with and into Commonwealth, with Commonwealth surviving as a wholly owned subsidiary of Citizens.

How much are you offering to pay for my Notes and what is the form of payment?

In accordance with the Indentures, we are offering to purchase the Notes at a purchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Designated Event Repurchase Date, which will be April 23, 2007, unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law. We estimate that the purchase price (including accrued and unpaid interest) will be approximately $1,008.85 per $1,000 principal amount of the 2003 Notes and $1,008.85 per $1,000 principal amount of the 2005 Notes. See “Section 2. Terms of the Offer.”

What are my conversion rights with respect to my Notes?

In the Merger, each share of common stock of Commonwealth was converted into (i) $31.31 in cash and (ii) 0.768 shares of Citizens common stock. As a result of the Merger, (i) subject to and upon compliance with the provisions of the 2003 Indenture, each $1,000 principal amount of the 2003 Notes is now convertible at the option of the holder into (a) $804.84 in cash and (b) 0.768 shares of Citizens common stock multiplied by the Conversion Rate then in effect (as such term is defined in the 2003 Supplemental Indenture), and (ii) subject to and upon compliance with the provisions of the 2005 Indenture, each $1,000 principal amount of the 2005 Notes is now convertible at the option of the holder into (a) $804.84 in cash and (b) 0.768 shares of Citizens common stock multiplied by the Conversion Rate then in effect (as such term is defined in the 2005 Supplemental Indenture), subject to the Company’s right to elect to deliver cash or a combination of cash and Citizens common stock in lieu of Citizens common stock then constituting a portion of such 2005 Conversion Consideration. Commonwealth has notified the Trustee that it has elected to deliver cash in lieu of Citizens common stock constituting a portion of the 2005 Conversion Consideration to the holders exercising their conversion rights with respect to the 2005 Notes. The current Conversion Rate is 26.1451 per $1,000 principal amount of the Notes. However, holders may not convert Notes tendered in the Offer without first validly withdrawing those Notes. Cash will be paid in lieu of fractional shares. See “Section 6. Conversion Rights with Respect to the Notes.”

Citizens common stock (into which the Notes are partially convertible) is listed on the New York Stock Exchange under the symbol “CZN.” On March 22, 2007, the last reported sale price of Citizens common stock on the New York Stock Exchange was $14.61 per share. See “Section 6. Conversion Rights With Respect to the Notes.”

If I do not tender, will I continue to be able to exercise my conversion rights?

Yes, subject to the provisions of the applicable Indenture. You may exercise your conversion rights until the close of business on the Designated Event Repurchase Date. Thereafter, the Notes will be convertible at your option only upon the occurrence of certain events, subject to the provisions of the Notes and the applicable Indenture. See “Section 6. Conversion Rights With Respect to the Notes.” You should note that, pursuant to the terms of the Indentures, Commonwealth may, at its option, at any time on or after July 18, 2008 and prior to maturity, redeem the Notes, in whole or in part, by giving the holders at least 30 days’ notice, at a cash redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption.

If I do not tender, will I have the right to require Commonwealth to repurchase my Notes in the future?

We are making the Offer to satisfy our obligation under each Indenture to offer to repurchase the applicable Notes at the option of each holder as a result of the Designated Event that occurred with respect to Commonwealth upon the consummation of the Merger. Upon expiration of the Offer, we will have no further obligation to repurchase your Notes (i) unless another Designated Event occurs in the future, in which case we would again be obligated to offer to repurchase your Notes, and (ii) except that, pursuant to the terms of the Notes, you may require Commonwealth to repurchase your Notes for cash on July 15, 2008, July 15, 2013 and July 15, 2018, at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

What is the market value of the Notes?

The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Accordingly, there is no practical way to determine the trading history of the Notes. We believe that trading in the Notes has been limited and sporadic. See “Section 5. Price Range of Notes and Citizens Common Stock; Dividends.”

Do you have the financial resources to make payment?

We intend to fund our purchase of the Notes from available cash on hand. See “Section 11. Source and Amount of Funds.”

How long do I have to tender in the Offer?

You have until 5:00 p.m., New York City time, on Friday, April 20, 2007, unless we extend or earlier terminate the Offer, to tender your Notes in the Offer. See “Section 2. Terms of the Offer” and “Section 8. Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

Can the Offer be extended, and under what circumstances?

We may extend the Offer if we are required to do so under the Indentures or applicable law. We will publicly announce any extension as promptly as practicable after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we will be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. See “Section 8. Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

How do I tender my Notes?

To tender your Notes for purchase pursuant to the Offer, you must tender the Notes through the Automatic Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) no later than the Designated Event Expiration Time.

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Notes and instruct such nominee to tender the Notes on your behalf through the transmittal procedures of DTC on or before the Designated Event Expiration Time.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Offer. See “Section 9. Procedures for Tendering Notes.”

Until what time can I withdraw previously tendered Notes?

You can withdraw previously tendered Notes at any time until the Designated Event Expiration Time, unless we extend the Offer, in which case, you may withdraw your Notes at any time prior to the new expiration time. See “Section 10. Withdrawal of Tenders.”

How do I withdraw previously tendered Notes?

To withdraw Notes validly tendered in the Offer, you must withdraw the Notes through the procedures of DTC prior to the Designated Event Expiration Time. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by following the proper tender procedures. See “Section 9. Procedures for Tendering Notes” and “Section 10. Withdrawal of Tenders.”

If I tender, when will I receive payment for the Notes?

We will accept for payment Notes validly tendered prior to the expiration of the Offer and not validly withdrawn subject to the conditions of the Offer. Payment for Notes for which an election to repurchase is validly made will be delivered promptly following the later of (i) the Designated Event Repurchase Date and (ii) the time of the book-entry transfer or delivery of the Notes to the paying agent. See “Section 7. Acceptance of Notes for Payment.”

If my Notes are purchased in the Offer, when will interest cease to accrue on them?

Unless we default in making payment of the purchase price, interest on the Notes we purchase from you will cease to accrue as of the end of the day on April 22, 2007, the day preceding the Designated Event Repurchase Date, unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law.

If I choose to tender Notes in the Offer, do I have to surrender all of my Notes?

No. You may tender all, a portion of or none of your Notes in the Offer. If you wish to tender a portion of your Notes in the Offer, however, you must tender your Notes in denominations of $1,000 principal amount or integral multiples thereof.

What will happen to Notes not tendered in the Offer?

Any Notes that remain outstanding after the Designated Event Repurchase Date will continue to be our obligations and will enjoy the benefits of the applicable Indenture, including the accrual of interest. You also will continue to have the right to convert the Notes subject to the terms of the applicable Indenture. See “Section 6. Conversion Rights With Respect to the Notes.” The amount and kind of securities and cash to be received upon conversion changed following the consummation of the Merger in accordance with the Indentures and as described in this Offer to Purchase. The other terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indentures governing the Notes, will remain unchanged. You should refer to the applicable Indenture to determine your rights.

To the extent that Notes are purchased pursuant to this Offer to Purchase, the trading markets for the Notes that remain outstanding may be more limited than the trading markets that may have existed if all Notes remained outstanding. As a result, the market price for the remaining Notes may decrease or become more volatile.

Whether or not any Notes are purchased by us pursuant to the Offer, we or any of our affiliates, from time to time at any time beginning after the tenth business day following the Designated Event Expiration Time, may acquire Notes otherwise than pursuant to the Offer, through various means upon such terms and at prices that may be higher or lower than the prices to be paid pursuant to this Offer to Purchase, and for cash or other consideration.

Do I have to pay a commission if I tender my Notes?

No commissions are payable by holders of the Notes to the Company, DTC or the paying agent; however, you may be required to pay commissions to your broker in connection with your tender of Notes. See “Section 2. Terms of the Offer.”

What are the material federal income tax consequences to me if I tender?

The sale of Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the U.S. federal income tax consequences of participating or not participating in the Offer in light of your particular circumstances, as well as the effect of any foreign, state, local or other laws. See “Section 13. U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You may contact The Bank of New York, the paying agent and depositary for the Offer, at (212) 815-5920 or at the address listed on the back cover of this Offer to Purchase if you have any questions or requests for assistance.

Are you making any recommendation about the Offer?

No. Neither we nor Citizens makes, and none of our respective directors or affiliates make, any recommendation as to whether you should tender your Notes pursuant to the Offer. You should determine whether or not to tender your Notes pursuant to the Offer based upon, among other things, your own assessment of the current market value of the Notes and your liquidity needs and investment objectives.

This Offer to Purchase contains important information and you should read the remainder of this document in its entirety before making a decision with respect to the Offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects” and similar expressions, as they relate to Commonwealth or Citizens, are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which are reviewed continuously. Forward-looking statements may differ materially from actual future results due to, but not limited to, and the future results may be materially affected by, any of the following possibilities: our ability to complete the Offer; Citizens’ ability to successfully integrate Commonwealth’s operations and to realize the synergies from the Merger; changes in the number of our revenue generating units, which consists of access lines plus high-speed internet subscribers; the effects of competition from wireless, other wireline carriers (through VOIP or otherwise), high-speed cable modems and cable telephony; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product offerings and the risk that we will not respond on a timely or profitable basis; the effects of general and local economic and employment conditions on our revenues; our ability to effectively manage service quality; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers; our ability to sell enhanced and data services in order to offset ongoing declines in revenue from local services, switched access services and subsidies; changes in accounting policies or practices adopted voluntarily or as required by GAAP or regulators; the effects of changes in regulation in the communications industry as a result of federal and state legislation and regulation, including potential changes in access charges and subsidy payments, and regulatory network upgrade and reliability requirements; our ability to comply with federal and state regulation (including state rate of return limitations on our earnings) and our ability to successfully renegotiate state regulatory plans as they expire or come up for renewal from time to time; our ability to manage our operations, operating expenses and capital expenditures; the effects of bankruptcies in the telecommunications industry, which could result in potential bad debts; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, and/or federal or state tax assessments; the effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company; the effects of any future liabilities or compliance costs in connection with worker health and safety matters; the effects of any unfavorable outcome with respect to any of our current or future legal, governmental, or regulatory proceedings, audits or disputes; and the effects of more general factors, including changes in economic, business and industry conditions.

These and other uncertainties discussed above, as well as others, are described in greater detail in the filings of Citizens and Commonwealth with the Securities and Exchange Commission (the “SEC”), including our most recent reports on Form 10-K. Commonwealth is no longer subject to the periodic reporting requirements of the SEC. Citizens, Commonwealth’s parent company, files annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that Citizens files, and prior to its acquisition by Citizens, Commonwealth filed, with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. These filings are also available to the public at the SEC’s Internet website at http://www.sec.gov. Information about Citizens is also available on its website at http://www.czn.net. The information available on Citizens’ website is not part of this Offer to Purchase.

We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this Offer to Purchase. All subsequent written and oral forward-looking statements concerning the matters addressed in this Offer to Purchase and attributable to Commonwealth, Citizens or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Citizens nor Commonwealth undertake any obligation to publicly update or revise any forward-looking statement or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by securities laws.

THE OFFER

Section 1. Introduction

We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase any and all of our outstanding (i) 3 1/4% Convertible Notes due 2023 (such series, the “2003 Notes”) and (ii) 2005 Series A 3 1/4% Convertible Notes due 2023 (such series, the “2005 Notes” and, together with the 2003 Notes, the “Notes”) at a price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Designated Event Repurchase Date, which will be April 23, 2007, unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law. As of March 21, 2007, there were $27,736,000 and $29,938,000 in aggregate principal amount of the 2003 Notes and the 2005 Notes outstanding, respectively, for which conversion notices have not been received.

This Notice of Designated Event and Offer to Purchase is being sent to you pursuant to the applicable Indenture and constitutes (i) a “Designated Event Notice” referenced in Section 3.05 of such Indenture, (ii) a notice of execution of the 2003 Supplemental Indenture pursuant to Section 15.06 of the 2003 Indenture and (iii) a notice of execution of the 2005 Supplemental Indenture pursuant to Section 15.07(b) of the 2005 Indenture. The Indentures provide that following a “Designated Event” (as defined in the Indentures) we will offer each holder of the Notes the right to have all of its Notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, repurchased at a price determined as set forth in the Indentures. A “Designated Event” occurred on March 8, 2007 when, pursuant to the Merger Agreement, Merger Sub merged with and into Commonwealth, with Commonwealth surviving as a wholly owned subsidiary of Citizens.

The Offer will expire at 5:00 p.m., New York City time, on Friday, April 20, 2007, unless extended or earlier terminated pursuant to a requirement of applicable law (such time and date, as the same may be extended, the “Designated Event Expiration Time”). We will purchase by accepting for payment on the Designated Event Repurchase Date any Notes that have been validly tendered and not withdrawn on or prior to the Designated Event Expiration Time, unless the Offer is extended or earlier terminated. Only holders of Notes who validly tender their Notes pursuant to the Offer at or prior to the Designated Event Expiration Time will receive the purchase price. Notes tendered in the Offer may be withdrawn at any time prior to the Designated Event Expiration Time.

In the Merger, each share of common stock of Commonwealth was converted into (i) $31.31 in cash and (ii) 0.768 shares of Citizens common stock. As a result of the Merger, (i) subject to and upon compliance with the provisions of the 2003 Indenture, each $1,000 principal amount of the 2003 Notes is now convertible at the option of the holder into (a) $804.84 in cash and (b) 0.768 shares of Citizens common stock multiplied by the Conversion Rate then in effect (as such term is defined in the 2003 Supplemental Indenture), and (ii) subject to and upon compliance with the provisions of the 2005 Indenture, each $1,000 principal amount of the 2005 Notes is now convertible at the option of the holder into (a) $804.84 in cash and (b) 0.768 shares of Citizens common stock multiplied by the Conversion Rate then in effect (as such term is defined in the 2005 Supplemental Indenture) (the “2005 Conversion Consideration”), subject to the Company’s right to elect to deliver cash or a combination of cash and Citizens common stock in lieu of Citizens common stock then constituting a portion of such 2005 Conversion Consideration. We have notified the Trustee that we have elected to deliver cash in lieu of Citizens common stock constituting a portion of the 2005 Conversion Consideration to the holders exercising their conversion rights with respect to the 2005 Notes.

The current Conversion Rate is 26.1451 per $1,000 principal amount of the Notes. Based on the current Conversion Rate and a closing price of Citizens common stock on the New York Stock Exchange of $14.61 on March 22, 2007, a holder that tendered its 2003 Notes for conversion on such date would be entitled to conversion consideration with a value of approximately $1,098.20 for each $1,000 principal amount of 2003 Notes so tendered. The conversion consideration value for the 2005 Notes is calculated based on a formula set forth in the 2005 Indenture, which takes into account, among other things, the future price of Citizens common stock over a twenty day trading period. Based on the current Conversion Rate and assuming the stock price for Citizens common stock does not move significantly from the current trading price, a holder of the 2005 Notes would be entitled to conversion consideration with a value of approximately $1,098.20 for each $1,000 principal amount of 2005 Notes so tendered. Holders of Notes should refer to the applicable Indenture to determine their conversion rights. The purchase price that we are offering per $1,000 principal amount of Notes is lower than this hypothetical conversion value. The actual value of the conversion consideration that a particular holder would be entitled to receive pursuant to the Indentures and the Notes upon conversion of such Notes, however, varies based upon the value of Citizens common stock when the Notes are tendered for conversion. There can be no assurance as to the price at which Citizens common stock may now or in the future trade or be sold, and no assurance as to whether a holder will receive an amount greater than, less than, or equal to the hypothetical conversion value set forth above upon conversion.

Holders should note that, pursuant to the terms of the Indentures, Commonwealth may, at its option, at any time on or after July 18, 2008 and prior to maturity, redeem the Notes, in whole or in part, by giving the holders at least 30 days’ notice, at a cash redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption.

Holders of Notes are urged to consult with their own financial advisors before accepting the Offer.

We do not make, and none of our directors or affiliates makes, any recommendation as to whether holders should tender their Notes pursuant to the Offer.

Section 2. Terms of the Offer

Upon the terms and subject to the conditions set forth herein and the Letter of Transmittal, we are offering to purchase for cash any and all of the outstanding Notes at a price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Designated Event Repurchase Date, unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law. We estimate that on April 23, 2007, which is the Designated Event Repurchase Date, the purchase price (including accrued and unpaid interest) will be approximately $1,008.85 per $1,000 principal amount of the 2003 Notes and $1,008.85 per $1,000 principal amount of the 2005 Notes.

The Offer will expire on the Designated Event Expiration Time, unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law. Only holders of Notes who validly tender and do not withdraw their Notes pursuant to the Offer at or prior to the Designated Event Expiration Time will receive the purchase price. Notes tendered in the Offer may be withdrawn at any time prior to the Designated Event Expiration Time.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by the Indentures or applicable law.

Subject to applicable securities laws and the terms set forth in the Indentures and this Offer to Purchase, we reserve the right to amend the Offer in any respect. In addition, we can extend or terminate the Offer if such extension or termination is required by the Indentures or applicable law. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Designated Event Expiration Time. See “Section 8. Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

Subject to the terms of the Indentures and the Notes, in the event that we withdraw or terminate the Offer because either or both of the conditions to the Offer described in “Section 12. Conditions of the Offer” have not been satisfied, the purchase price will not be paid or become payable to holders who have tendered their Notes. In such event, the paying agent will return tendered Notes to the tendering holders promptly following the termination or withdrawal of the Offer.

You will not be required to pay any commission to us, DTC or the paying agent in connection with the Offer; however, there may be commissions you need to pay to your broker in connection with your tender of Notes.

You may tender, and we will only accept, Notes in denominations of $1,000 principal amount and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the Offer, all Notes validly tendered in accordance with the procedures set forth in “Section 9. Procedures for Tendering Notes” and not withdrawn in accordance with the procedures set forth in “Section 10. Withdrawal of Tenders” at or prior to the Designated Event Expiration Time. Each tendering holder of Notes whose Notes are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount thereof, as all other holders of the applicable 2003 Notes or 2005 Notes whose tenders are accepted.

We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing Notes outside of the Offer for ten business days after the Designated Event Expiration Time. Following such time, if any Notes remain outstanding, we may purchase additional Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which purchases may be consummated at a price higher or lower than that offered hereby, or which may be paid in cash or other consideration. The decision to purchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Offer, the business and financial position of Commonwealth and Citizens and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to holders of the Notes than the terms of the Offer as described in this Offer to Purchase.

Section 3. Purpose of the Offer

Section 3.05 of each Indenture provides that following a Designated Event, you have the right, at your option, to require us to repurchase your Notes. Such a Designated Event, as defined in the Indentures, occurred on March 8, 2007 as a result of the consummation of the Merger. In connection with the Merger and pursuant to the terms of the Supplemental Indentures, Citizens unconditionally guaranteed all of the Company’s obligations under the Notes and the Indentures, including any payments with respect to the Offer. We are making this Offer to satisfy our obligations under the Indentures.

Section 4. Certain Information Concerning the Offeror

Commonwealth became a wholly owned subsidiary of Citizens on March 8, 2007 when, pursuant to the Merger Agreement, Merger Sub merged with and into Commonwealth, with Commonwealth surviving as a wholly owned subsidiary of Citizens. Citizens is a full-service communications provider and one of the largest local exchange telephone carriers in the United States. Citizens is typically the dominant incumbent carrier in the markets it serves and provides the last mile of telecommunications services to residential and business customers in these markets. Under the Frontier Communications Solutions brand name, Citizens offers television, telephone and Internet services, as well as bundled offerings, ESPN360 streaming video, security solutions and specialized bundles for residences, small business and home offices.

The services that Citizens provides include access, local and long distance services, data and Internet services, directory services and television services. Through its access services, Citizens allows other carriers the use of Citizens facilities to originate and terminate their long distance voice and data traffic. Citizens also allows certain carriers and high-volume commercial customers access to dedicated high-capacity circuits. Through its local services, Citizens provides basic and enhanced telephone wireline access services to residential and non-residential customers. Through its long distance services, Citizens offers its local services customers the opportunity to obtain both local and long distance calling service from Citizens. Citizens data and Internet services offer customers a range of Internet access and data transfer options. Citizens directory services involve the provision of white and yellow pages directories of residential and business listings. Citizens provides television services in partnership with a satellite television provider.

Commonwealth is a Pennsylvania corporation with its executive offices at 100 CTE Drive, Dallas, Pennsylvania 18612. Its telephone number is (570) 631-2700. Citizens is a Delaware corporation with its executive offices at 3 High Ridge Park, Stamford, Connecticut 06905. Its telephone number is (203) 614-5600.

You may obtain additional information about Citizens at its website (http://www.czn.net), and you may obtain copies of the documents it files with the SEC at http://www.sec.gov. The information available on Citizens’ website is not part of this Offer to Purchase.

Section 5. Price Range of Notes and Citizens Common Stock; Dividends

The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no existing public trading market for the Notes, and no reliable pricing information for the Notes is available. We believe that trading in the Notes has been limited and sporadic. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, holders are urged to contact their brokers with respect to current information regarding the market price of the Notes.

To the extent that Notes are tendered and accepted in the Offer, such Notes will cease to be outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, any Notes that we purchase pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the Notes that remain outstanding following the Offer. We cannot assure you that a trading market will exist for the Notes following the Offer. The extent of the market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of holders of Notes remaining at such time and the interest in maintaining a market in such Notes on the part of securities firms.

Citizens common stock (into which the Notes are partially convertible) is currently listed on the New York Stock Exchange under the symbol “CZN.” The following table sets forth, for each period indicated, the high and low sale prices for Citizens common stock as reported on the New York Stock Exchange.

	High	Low
2007
First quarter (through March 22, 2007)	$ 15.16	$ 13.92

2006
First quarter	$ 13.72	$ 11.97
Second quarter	13.76	12.25
Third quarter	14.31	12.38
Fourth quarter	14.95	13.68

2005
First quarter	$ 14.05	$ 12.25
Second quarter	13.74	12.16
Third quarter	13.98	13.05
Fourth quarter	13.57	12.08

2004
First quarter	$ 13.25	$ 11.37
Second quarter	13.54	12.06
Third quarter	14.80	12.04
Fourth quarter	14.63	13.11

On March 22, 2007 the last reported sales price of Citizens common stock on the New York Stock Exchange was $14.61.

The amount and timing of dividends payable on Citizens common stock are within the sole discretion of its Board of Directors. In 2004, Citizens paid a special, non-recurring dividend of $2.00 per share of common stock, and instituted a regular annual dividend of $1.00 per share of common stock to be paid quarterly. On February 23, 2007, Citizens announced that its Board of Directors declared a regular quarterly cash dividend of $0.25 per share, payable on March 30, 2007 to holders of record of its common stock at the close of business on March 9, 2007. There are no material restrictions on Citizens ability to pay dividends.

We urge you to obtain current market quotations for the Notes, to the extent available, and price information for Citizens common stock prior to making any decision with respect to the Offer.

Section 6. Conversion Rights With Respect to the Notes

Pursuant to Sections 15.01(b)(ii) and 15.06 of the 2003 Indenture and Sections 15.01(b)(ii) and 15.07 of the 2005 Indenture, as a result of the Designated Event that occurred with respect to Commonwealth upon consummation of the Merger, during the period beginning on, and including, February 21, 2007 (the date that was fifteen days prior to the “anticipated effective date” of the Merger, which was March 8, 2007), and ending on the close of business on the Designated Event Repurchase Date, the holders of the Notes may exercise their conversion rights as discussed below. Thereafter, the Notes will be convertible at the holder’s option only upon the occurrence of certain events, subject to the provisions of the Notes and the applicable Indenture. Holders should note that, pursuant to the terms of the Indentures, Commonwealth may, at its option, at any time on or after July 18, 2008 and prior to maturity, redeem the Notes, in whole or in part, by giving the holders at least 30 days’ notice, at a cash redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption.

Subject to and upon compliance with the provisions of the 2003 Indenture, each $1,000 principal amount of the 2003 Notes is now convertible at the option of the holder into (i) $804.84 in cash and (ii) 0.768 shares of Citizens common stock multiplied by the Conversion Rate then in effect (as such term is defined in the 2003 Supplemental Indenture).

Subject to and upon compliance with the provisions of the 2005 Indenture, each $1,000 principal amount of the 2005 Notes is now convertible at the option of the holder into (i) $804.84 in cash and (ii) 0.768 shares of Citizens common stock multiplied by the Conversion Rate then in effect (as such term is defined in the 2005 Supplemental Indenture), subject to the Company’s right to elect to deliver cash or a combination of cash and Citizens common stock in lieu of Citizens common stock then constituting a portion of such 2005 Conversion Consideration.

The current Conversion Rate is 26.1451 per $1,000 principal amount of the Notes. Based on the current Conversion Rate and a closing price of Citizens common stock on the New York Stock Exchange of $14.61 on March 22, 2007, a holder that tendered its 2003 Notes for conversion on such date would be entitled to conversion consideration with a value of approximately $1,098.20 for each $1,000 principal amount of 2003 Notes so tendered. The conversion consideration value for the 2005 Notes is calculated based on a formula set forth in the 2005 Indenture, which takes into account, among other things, the future price of Citizens common stock over a twenty day trading period. Based on the current Conversion Rate and assuming the stock price for Citizens common stock does not move significantly from the current trading price, a holder of the 2005 Notes would be entitled to conversion consideration with a value of approximately $1,098.20 for each $1,000 principal amount of 2005 Notes so tendered. Holders of Notes should refer to the applicable Indenture to determine their conversion rights. The purchase price that we are offering per $1,000 principal amount of Notes is lower than this hypothetical conversion value. The actual value of the conversion consideration that a particular holder would be entitled to receive pursuant to the Indentures and the Notes upon conversion of such Notes, however, varies based upon the value of Citizens common stock when the Notes are tendered for conversion. There can be no assurance as to the price at which Citizens common stock may now or in the future trade or be sold, and no assurance as to whether a holder will receive an amount greater than, less than, or equal to the hypothetical conversion value set forth above upon conversion.

Fractional shares of Citizens common stock will not be issued upon conversion of the Notes. Instead, Citizens will pay cash for any fractional shares of Citizens common stock holders would otherwise have received.

In order to exercise the conversion privilege with respect to a global Note, the beneficial holder must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in such global Note, (iii) furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or conversion agent, and (iv) pay the funds, if any, required by Section 15.02 of the applicable Indenture and any transfer taxes if required pursuant to Section 15.07 of the 2003 Indenture, in the case of the 2003 Notes, and Section 15.08 of the 2005 Indenture, in the case of the 2005 Notes.

In order to exercise the conversion privilege with respect to any Note in certificated form, the Company must receive at the office or agency of the Company maintained for that purpose or, at the option of such holder, the Corporate Trust Office (which is the office of The Bank of New York listed on the back cover of this Offer to Purchase), such Note with the original or facsimile of the form entitled “Conversion Notice” on the reverse of the Note, duly completed and manually signed, together with such Note duly endorsed for transfer, accompanied by the funds, if any, required by Section 15.02 of the applicable Indenture and any transfer taxes if required pursuant to Section 15.07 of the 2003 Indenture, in the case of the 2003 Notes, and Section 15.08 of the 2005 Indenture, in the case of the 2005 Notes.

The Bank of New York is the Trustee and the conversion agent for the Notes. See the back cover of this Offer to Purchase for The Bank of New York’s contact information.

For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indentures.

Section 7. Acceptance of Notes for Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will, on the Designated Event Repurchase Date, unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law, purchase by accepting for payment all Notes validly tendered (and not properly withdrawn) pursuant to the Offer. Such payment will be made by the deposit, on or prior to the Designated Event Repurchase Date, of immediately available funds with the paying agent, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders. Payment for Notes for which an election to repurchase is validly made will be delivered promptly (but in no event more than five business days) following the later of (i) the Designated Event Repurchase Date and (ii) the time of the book-entry transfer or delivery of the Notes to the paying agent.

We expressly reserve the right, in our sole discretion and subject to the terms of the Indentures and the Notes and Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of the Notes in order to comply, in whole or in part, with any applicable law. Subject to the terms of the Indentures and the Notes, we also expressly reserve the right, in our sole discretion, to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “Section 12. Conditions of the Offer” are not satisfied.

In all cases, payment by the paying agent to holders of Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the paying agent of confirmation of a book-entry transfer of such Notes into the paying agent’s account at DTC and a properly transmitted agent’s message. See “Section 9. Procedures for Tendering Notes.”

For purposes of the Offer, validly tendered Notes (or defectively tendered Notes for which we have waived such defect) will be deemed to have been accepted for payment by us if, as and when we give oral or written notice of acceptance for payment to the paying agent.

We will only accept tenders of Notes pursuant to the Offer in principal amounts equal to $1,000 or integral multiples thereof. All Notes validly tendered and accepted for payment will cease to be outstanding and will be cancelled.

If we do not accept tendered Notes for payment for any reason pursuant to the terms and conditions of the Offer, such Notes will be credited to an account maintained at the book-entry transfer facility designated by the participant who delivered the Notes, promptly following the Designated Event Expiration Time or the termination of the Offer.

Section 8. Expiration, Extension, Amendment, Termination or Withdrawal of the Offer

The Offer will expire at the Designated Event Expiration Time, unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law.

We expressly reserve the right, at any time or from time to time, subject to applicable law and the provisions of the Indentures, to amend the Offer in any respect by giving oral or written notice of such amendment to the paying agent.

Subject to the terms of the Indentures and the Notes, we also expressly reserve the right, in our sole discretion, to extend or terminate the Offer in order to comply, in whole or in part, with any applicable law, or to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “Section 12. Conditions of the Offer” are not satisfied.

Any extension, amendment, withdrawal or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Designated Event Expiration Time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by the Indentures or applicable law.

If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, the paying agent may retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in “Section 10. Withdrawal of Tenders.” However, our ability to delay the payment for Notes which we have accepted for payment is limited by the terms of the Indenture and by Rules 13e-4(f)(5) and 14e-l(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

Any Notes received by the paying agent that are not properly tendered and as to which the irregularities have not been cured or waived will not be repurchased and will be returned by the paying agent to the tendering holders promptly following the earlier to occur of the Designated Event Expiration Time or the termination of the Offer.

Section 9. Procedures for Tendering Notes

You will not be entitled to receive the purchase price for your Notes unless you validly tender and do not withdraw your Notes on or before the Designated Event Expiration Time. You may tender some or all of your Notes; however, any Notes tendered must be in $1,000 principal amount or an integral multiple thereof. If you do not validly tender your Notes on or before the Designated Event Expiration Time, your Notes will remain outstanding subject to the existing terms of the applicable Indenture and the Notes.

Method of Tendering Notes. The Trustee under the Indentures has informed us that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase pursuant to the Offer must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“ATOP”). Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person tendering Notes.

Agreement to Be Bound by the Terms of the Offer. By tendering your Notes through ATOP, you acknowledge and agree as follows:

•
pursuant to the Offer, such Notes shall be purchased as of the date the Notes are accepted for purchase pursuant to the terms and conditions of the applicable Indenture and the Notes, and that under the applicable Indenture, Notes must be surrendered to the paying agent to collect payment of the purchase price;

•	you have received this Offer to Purchase and the Letter of Transmittal and acknowledge that the Offer to Purchase provides the notices required by the applicable Indenture;

•
upon the terms and subject to the conditions of the Offer, and effective upon the acceptance for payment thereof, you irrevocably surrender, sell, assign and transfer to us, all right, title and interest in and to all the Notes tendered and so accepted for payment, waive any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Notes and the applicable Indenture), release and discharge us and our affiliates, and our and their respective directors, officers and employees, from any and all claims you may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes and irrevocably constitute and appoint the paying agent as your true and lawful agent and attorney-in-fact (with full knowledge that the paying agent also acts as our agent) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to:

	•	transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us,

	•	present such Notes for transfer on the relevant security register, and

•
receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the paying agent will have no rights to, or control over, funds from us, except as our agent, for the purchase price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Purchase;

•
you represent and warrant that you (i) own the Notes tendered and are entitled to tender such Notes and (ii) have full power and authority to tender, surrender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
you agree, upon request from us, to execute and deliver any additional documents deemed by the paying agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•
you understand that all Notes properly tendered and not validly withdrawn prior to the Designated Event Expiration Time will be purchased at the purchase price, in cash, subject to the terms and conditions of the Offer;

•
payment for Notes purchased pursuant to this Offer to Purchase will be made by deposit of the purchase price for Notes with the paying agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you;

•	tenders for Notes may be withdrawn prior to the Designated Event Expiration Time by following the procedures described in “Section 10. Withdrawal of Tenders;”

•
all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive your death or incapacity and every one of your obligations shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the tender, delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the paying agent, until receipt by the paying agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

Tender of Notes Held Through a Custodian. If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Notes and instruct such nominee to tender your Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below under the caption “—Tender of Notes in Global Form” on or prior to the Designated Event Expiration Time.

Tender of Notes in Global Form. If you are a DTC participant, you may elect to tender to us your beneficial interest in the Notes by:

•	delivering to the paying agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to the Designated Event Expiration Time; and

•
electronically transmitting your acceptance of the Offer through ATOP, subject to the terms and procedures of that system, on or prior to the Designated Event Expiration Time. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the paying agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the paying agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been tendered by such participant under the Offer and that such participant has received and agrees to be bound by the terms of the Offer, including those set forth above under the caption “—Agreement to Be Bound by the Terms of the Offer.”

Section 10. Withdrawal of Tenders

You may withdraw your tendered Notes at any time prior to the Designated Event Expiration Time but not thereafter, except as set forth below. In addition, you may withdraw tendered Notes if we terminate the Offer without purchasing any Notes. If we terminate the Offer or do not purchase any Notes in the Offer, we will instruct the paying agent to return your tendered Notes to you promptly following such termination, without cost or expense to you.

If, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Notes) or if we are unable to accept for payment or pay for the Notes tendered pursuant to the Offer, we may (without prejudice to our rights under the Offer) instruct the paying agent to retain tendered Notes (subject to the right of withdrawal in certain circumstances and subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holder of securities promptly after the termination or withdrawal of a tender offer).

For a withdrawal of a tender of Notes to be effective, a “request message” as defined below must be received by the paying agent prior to the Designated Event Expiration Time, or after such time, so long as the Notes have not already been accepted for payment by us. DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message to the paying agent. The term “request message” means a message transmitted by DTC and received by the paying agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Notes to which such request relates.

If the Notes to be withdrawn have been delivered or otherwise identified to the paying agent, a request message is effective immediately upon receipt thereof. If Notes have been delivered under the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account of the appropriate book-entry transfer facility to be credited with the withdrawn Notes and must otherwise comply with that book-entry transfer facility’s procedures.

Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer and we will not pay any consideration in respect of Notes that are so withdrawn.

Any permitted withdrawal of Notes may not be rescinded; provided, however, that withdrawn Notes may be re-tendered by following one of the procedures described in “Section 9. Procedures for Tendering Notes,” at any time at or prior to the Designated Event Expiration Time.

Withdrawal of Notes can be accomplished only in accordance with the foregoing procedures.

All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a request message, will be determined by us, in our sole discretion (and our determination shall be final and binding). Neither we, the paying agent, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in any request message or incur any liability for failure to give any such notification.

If you tender your Notes in the Offer, you may convert your Notes (upon the circumstances described in the applicable Indenture) into Citizens common stock and/or cash (as applicable) only if you withdraw your Notes prior to the time at which your right to withdraw has expired. The Notes are convertible into shares of Citizens common stock and/or cash as described in “Section 6. Conversion Rights With Respect to the Notes.”

Section 11. Source and Amount of Funds

The total amount of funds we need to purchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $58,192,414.90 (assuming 100% of the outstanding Notes for which conversion notices have not been received are tendered and accepted for payment). We intend to fund our purchase of the Notes from available cash on hand.

Section 12. Conditions of the Offer

There are no conditions to the Offer except (i) for the timely and proper delivery and tender of the Notes in accordance with the terms of the Offer and (ii) that the Offer must comply with applicable law. Subject to the terms of the Indentures and the Notes, we reserve the right to withdraw or terminate the Offer in our sole discretion if either or both of such conditions have not been satisfied. The Offer is not conditioned on our ability to obtain sufficient financing to purchase the Notes.

Section 13. U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to tendering holders of Notes in connection with the Offer described in this Offer to Purchase. While we have generally described the material U.S. federal income tax consequences of the Offer, holders are urged to consult their own tax advisors with respect to their particular circumstances and the tax consequences arising under U.S. federal, any state, local or foreign tax law. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service the (“IRS”), all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences relating to the Offer, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold Notes as capital assets within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including certain financial institutions, insurance companies, tax-exempt organizations, U.S. holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons subject to the alternative minimum tax, persons who hold Notes or shares of Citizens common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, controlled foreign corporations, passive foreign investment companies, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of Notes that are treated as partnerships for U.S. federal income tax purposes. Accordingly, each holder should consult its own tax advisor with regard to the Offer and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

As used in this discussion, a U.S. holder is any beneficial owner of Notes that for U.S. federal income tax purposes is or is treated as:

•	an individual citizen or resident of the United States;

•
a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) the trust is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A Non-U.S. holder is any beneficial owner of Notes who is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership or other entity taxable as a partnership holds the Notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Notes and partners in such partnerships are urged to consult their tax advisors as to the potential tax consequences to them in connection with a decision of whether to participate in the Offer.

Although under the terms of the Indenture, the Notes may receive payments in excess of principal and interest under certain circumstances, we do not believe that the Notes constitute contingent debt instruments for U.S. federal income tax purposes, and the discussion that follows is based on the assumption that they do not constitute contingent debt instruments. If, contrary to our belief and assumption, the Notes are contingent debt instruments, the applicable tax rules will differ in certain respects from those described hereinafter. We also believe that we and Citizens are not and have not been United States real property holding corporations within the meaning of Sections 897 and 1445 of the Code. If, contrary to our belief, we and/or Citizens were United States real property holding corporations, the consequences to Non-U.S. holders might be different in certain respects than those described hereinafter.

Tendering U.S. Holders

In General. A sale of Notes by a U.S. holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder selling Notes pursuant to the Offer will generally recognize gain or loss equal to the difference between the amount realized (including the fair market value of our common stock received, if any) and such U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will generally be equal to the U.S. holder’s purchase price for the Note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any positive or negative adjustments to interest accruals required under the Treasury regulations) and decreased by the amount of any projected payments, as required under the Treasury Regulations, previously made on the Notes to the U.S. holder. A U.S. holder generally will treat any gain as ordinary interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A U.S. holder that sells the Notes at a loss and that meets certain thresholds may be required to file a disclosure statement with the IRS.

A U.S. holder’s tax basis in our common stock received upon a conversion of a Note will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Information Reporting and Backup Withholding. Sales of the Notes by U.S. holders pursuant to the Offer will be subject to certain information reporting requirements. In addition, a U.S. holder who fails to complete an IRS Form W-9 or applicable substitute form may be subject to backup withholding at the applicable rate of 28% with respect to the receipt of consideration received pursuant to the Offer unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) otherwise provides a correct taxpayer identification number, certifies that it is a U.S. person not currently subject to backup withholding tax, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. holder’s tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Tendering Non-U.S. Holders

In General. A Non-U.S. holder will generally not be subject to U.S. federal income tax on gain (if any) recognized on a sale of the Notes (other than amounts received attributable to accrued interest, as discussed below) pursuant to the Offer unless:

•	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States; or

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met.

A Non-U.S. holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. holder was a U.S. holder, and if such holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax on the gain derived from the sale in the same manner as an individual U.S. holder, as described above under “Tendering U.S. Holders—In General,” which may be offset by U.S. source capital losses.

The gross amount of cash received by a Non-U.S. holder upon consummation of the Offer that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Citizens stock that are entitled to vote;

•	the Non-U.S. holder is not a bank receiving interest on a loan entered into in the ordinary course of business;

•	the Non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	appropriate documentation (generally, an IRS Form W-8BEN or applicable substitute form) establishing that the Non-U.S. holder is not a U.S. person is completed.

A Non-U.S. holder that does not qualify for an exemption from withholding tax on accrued interest under this paragraph will generally be subject to withholding of U.S. federal income tax at a 30% rate on payments attributable to accrued interest unless such Non-U.S. holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty and properly executes an IRS Form W-8 BEN or applicable substitute form. If accrued interest paid to a Non-U.S. holder is effectively connected with the conduct by that Non-U.S. holder of a U.S. trade or business, then, although exempt from U.S. withholding tax if the Non-U.S. holder provides the appropriate documentation (generally, an IRS Form W-8 ECI or applicable substitute from), the Non-U.S. holder will generally be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. holder were a U.S. holder. In addition, if the Non-U.S. holder is a foreign corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding. A Non-U.S. holder generally will not be subject to backup withholding or information reporting on any payments received upon the sale of their Notes provided that the Non-U.S. holder properly completes a W-8BEN or W-8ECI, as applicable.

Section 14. Fees and Expenses; Solicitations

Directors, officers and regular employees of either us or our affiliates (who will not be specifically compensated for such services) and the paying agent may contact holders of Notes by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers, trust companies and other nominees to forward this Offer to Purchase and the Letter of Transmittal to beneficial owners of the Notes. We will reimburse brokers, dealers, trust companies and other nominees to forward this Offer to Purchase and the Letter of Transmittal to beneficial owners of the Notes for customary mailing and handling expenses incurred by them in forwarding the offer materials to their customers.

We will pay The Bank of New York reasonable and customary fees for its services as the paying agent and depositary and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We expect that the aggregate fees and expenses in connection with fees, services and the payment of expenses will not exceed $8,000. Other than in connection with the foregoing, we will not pay any fees or commissions to any broker, dealer or other person for soliciting or making recommendations with respect to tenders of Notes pursuant to the Offer.

Section 15. Miscellaneous

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer or the acceptance of the Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

THE PAYING AGENT AND DEPOSITARY FOR THE OFFER IS:

The Bank of New York

By Hand or Courier:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street - 7 East
New York, NY 10286
Attn: Mrs. Carolle Montreuil

By Facsimile:
(212) 298-1915

By Telephone:
(212) 815-5920